FREE WRITING PROSPECTUS Dated June 5, 2012	Filed Pursuant to Rule 433 Registration No. 333-178682 Registration No. 333-178682-02

$673.760mm World Omni Auto Lease Sec. Trust 2012-A

Jt-Leads: BofAML, CS, JPM     Co-Mgrs(A Classes): Barc, DB

CL	$SIZEMM	WAL	MDY/FTCH	PWIN	E.FINAL	L.FINAL	BENCH	YLD	PRICE	CPN
A1	179.64	0.30	P1/F1+	1-7	1/13	6/17/13	ILIB-20	0.328	100.00000	0.328
A2	200.00	1.00	Aaa/AAA	7-18	12/13	1/15/15	EDSF+15	0.717	99.99408	0.71
A3	203.67	2.01	Aaa/AAA	18-28	10/14	11/16/15	ISWP+33	0.939	99.98570	0.93
A4	60.00	2.39	Aaa/AAA	28-30	12/14	11/15/17	ISWP+43	1.065	99.99376	1.06
B	30.45	2.62	Aa2/AA	30-33	3/15	2/15/18	ISWP+85	1.501	99.98374	1.49

TICKER	:	WOLS 12-A	REGISTRATION	:	Public
BILL AND DELIVER	:	BofAML	EXPECTED RATINGS	:	Moodys/Fitch
EXPECTED SETTLE	:	6/13/12	PXG SPEED	:	75% PPC
FIRST PAY	:	7/16/12	ERISA ELIGIBLE	:	Yes

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (800) 294-1322.